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                                                   Exhibit 10.1


               The Ohio Casualty Insurance Company
          2007 Senior Officer Annual Incentive Program


                         Program Details
                         ---------------


Eligibility to Participate


To be a participant, an employee must be a Strategy Team Member or a named Executive Officer ("eligible position") on or after January 1, 2007 and on or before December 15, 2007 ("eligible employee"). An eligible employee will become a participant on the earliest date on or after January 1, 2007 on which he/she becomes an eligible employee.

Program Design

A target bonus amount has been defined for each participant based on his or her position. The target bonus amount is stated as a percent of base salary; however, the final bonus payment could be modified (either increased or decreased) at the discretion of the Strategy Team based on individual performance on objectives and the pool of money available for individual awards. Annual base salary as of December 31, 2007 (or such other date as determined by the Executive Management Team ("Team")) will be used to calculate the bonus.

Corporate performance, or a combination of corporate and business unit performance, determines the majority of each participant's award. Individual performance against objectives determines the remainder of the award.

  -  For Executive Vice President (EVP) and Senior Vice President
     (SVP) participants, 20% will be based on individual performance. For Vice President (VP) participants, 30% will be based on individual performance.

  - For support area participants, the remaining portion (80% for EVPs; and SVPs; 70% for VPs) will be based on corporate performance.

  -  For business unit participants, half (40% for EVPs and SVPs;
     35% for VPs) of the remaining portion will based on corporate performance and half (40% for EVPs and SVPs; 35% for VPs) on business unit performance.

Corporate performance determines the amount paid under the corporate portion of the bonus, and also serves as a modifier of the amounts available for individual awards (for both support and business unit participants).

The pool of money available for individual awards will be the sum of the target individual awards multiplied by the corporate modifier.

Strategy Team Members will allocate the available pool for individual awards based on individual performance on objectives within established parameters, with the intent of rewarding


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exceptional performance against objectives. The sum of the
individual awards for all participants should not exceed the available pool.

Corporate Performance will be measured by corporate after-tax operating income and All Lines Direct Written Premium. Corporate Performance will be used for both business and support units. Corporate Operating Income will be measured by Ohio Casualty Corporation ("OCC") 2007 after-tax operating income.

A minimum trigger for the corporate after-tax operating income must be achieved for any bonus to be paid. This applies to both support and business units. For Business Units, no component of the bonus will be paid under this Program unless the corporate operating income trigger is achieved.

Results on measures in the Corporate and Business Unit Matrix may be adjusted to account for an extraordinary event(s), but only if approved by the Team.

The appropriate matrix is shown on the personalized sheet.

Miscellaneous

If a participant has a job change in 2007 that does not affect eligibility for participation in this Program but does affect the bonus amount or bonus structure (for example, due to transfer from Support Unit to Business Unit), the bonus will be prorated for the portion of the year that was spent in each eligible position. For example, if the participant spends part of the year in a Support Unit and part of the year in a Business Unit, he/she is eligible for a prorated Support Unit bonus and a prorated Business Unit bonus. The bonus amounts would be prorated based on the number of months the participant spent in the Support Unit or Business Unit.

Any questions about the Annual Incentive Program should be directed to Deb Hounshell (extension 2039 in the Home Office) or any other member of the Compensation Department.



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               The Ohio Casualty Insurance Company
          2007 Senior Officer Annual Incentive Program


Overview

The 2007 Senior Officer Annual Incentive Program ("Program") is designed to give participants the opportunity to be eligible to receive a bonus based on criteria defined in the Program Details

Eligibility for Participation

To be a participant, the employee must satisfy the eligibility requirements specified in the Program Details.

Eligibility for Bonus Payment

Unless otherwise provided in the Program Details, the following rules shall govern a participant's ability to receive a bonus payment under the Program.

Participants must meet the eligibility criteria as of the 15th day of the month to be considered eligible in that month. Bonuses for participants who are eligible for a bonus will be prorated (as described below) based on the months in which the participant is considered eligible.

If a participant retires, dies, or becomes Disabled (i.e., is eligible to receive payments under The Ohio Casualty Insurance Company's Long Term Disability Plan ("LTD Plan") at the end of the long term disability elimination period, as determined under the LTD Plan) prior to the bonus payment date, he/she will be eligible for a prorated bonus only if (i) he/she met the eligibility criteria during any three-month period in 2007 (or full bonus if he/she meets the eligibility criteria for all twelve months) and (ii) to the extent the condition described in clause (i) is not inconsistent with any applicable law, rule, or regulation.

Participants who have been placed on disciplinary probation within the 12-month period preceding the bonus payment date are not eligible for the bonus.

If a participant is displaced out of an eligible position (as defined in the Program Details) in 2007, he/she is eligible for a prorated bonus if the participant is an employee on December 31, 2007 (or full bonus if he/she meets the eligibility criteria for all twelve months).

If a participant demotes (not as a result of a displacement) out of an eligible position in 2007, he/she is not eligible for the bonus. If a participant demotes out of an eligible position after December 31, 2007 but before the bonus payment date, he/she is eligible for a bonus.

Any bonus will be prorated for the period of time that a participant is on a leave of absence in 2007 (except for any leave of absence covered under the Family Medical Leave Act or except when otherwise required by law).


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Participants must be in good standing at the time of payout to be eligible for any bonus under this Program.

Participants must be employed at the time of payout to be eligible for any bonus under this Program unless (i) the employee retires, dies, or becomes Disabled prior to the bonus payment date and the employee met the eligibility criteria during any three-month period in 2007, to the extent such three-month condition is not inconsistent with any applicable law, rule, or regulation, or (ii) the employee is displaced out of an eligible position prior to the bonus payment date and was an employee on December 31, 2007.

Bonus Payments

The bonus amount will be calculated after all necessary data is available in accordance with the Program Details. It is expected that the bonus will be paid by March 15, 2008.

A participant's prorated bonus shall be determined by multiplying the bonus amount by x/12, with x being the number of whole months in the year during which the person was "eligible for the bonus." A person is considered "eligible for the bonus" for each month in which he/she meets the eligibility requirements as of the 15th day of the month.

If a participant dies prior to payment of a bonus to which he/she is eligible, any such bonus will be payable to the participant's estate.

Payment of a bonus to an employee on a leave of absence will not be made until the employee returns from the leave of absence unless otherwise provided under the Program.

The bonus payments will be considered a part of Final Average
Compensation (as defined in The Ohio Casualty Insurance Company
Employees Retirement Plan) if paid to the employee prior to his/her termination date.

The bonus payment will be included in a participant's Compensation (as defined in The Ohio Casualty Insurance Company Employee Savings Plan ("ESP")) if paid to the employee before his/her termination date to the extent permitted under the ESP. If the employee is contributing to the ESP at the time a bonus is paid and such bonus is included in his/her Compensation for such purposes of the ESP, contributions to the ESP will be deducted from any amount payable to the employee under this Program.

The Ohio Casualty Insurance Company ("OC") shall deduct from any amount payable to the employee under this Program any taxes required to be withheld under federal, state and local law.

Notwithstanding anything in this Program or the Program Details to the contrary, but subject to the terms of a written Change in Control Agreement and the sixth paragraph under the Miscellaneous section of this document, the Compensation and Development Committee of the Board of Directors of Ohio Casualty Corporation (the "Compensation Committee") shall have the discretion to alter the amount of payment of any bonus for any participant(s) under this Program in accordance with the guidelines established by the Compensation Committee for such purpose, and applicable law.


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Confidential Information

At all times during employment with OC or any of its subsidiaries and thereafter, employees shall not disclose, divulge, use or publish any Confidential Information (as defined below) except in connection with the employee's job responsibilities for OC or its subsidiaries or with the written permission by an authorized senior officer of The Ohio Casualty Insurance Company. For purposes of this section, Confidential Information means any and all confidential and/or proprietary information, data or knowledge of the Ohio Casualty Corporation ("OCC") or any of its subsidiaries (collectively "Group Member") including but not limited to (i) information regarding research, development, new products, marketing and selling strategies, operating plans and procedures, reinsurance, policyholders and agents, (ii) information regarding business plans and strategies, budgets, litigation and governmental proceedings, prices, costs and expenses and premium data, (iii) skills and compensation of other employees, and (iv) trade secrets, ideas, processes, source and object codes, data, computer programs and software, and other intellectual property. Confidential Information does not include information that is or becomes generally available to the public other than as a result of a disclosure by an employee in violation of this Program.

When an employee leaves the employ of OC (or at OC's earlier request), he or she will deliver to OC any and all computer disks and tapes, notes, memoranda and other documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information.

Breach of this section will result in appropriate disciplinary action by OC up to and including termination of employment. OCC and OC shall have the right to enforce this section by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that OCC or OC may have for breach of this provision.

Miscellaneous

Full power and authority to construe, interpret and administer this Program, including determining the eligibility and the amount of any bonus payments hereunder will be vested in the Compensation Committee. The Compensation Committee shall have the sole and exclusive discretion in making any and all decisions regarding the Program's operation and such decisions shall be final and binding upon all interested parties. In no circumstances may the Program be construed or interpreted as guaranteeing bonus payments being made to any eligible employee or be treated as creating any rights to bonus payments in this Program with respect to any eligible employee.

Since no employee has a guaranteed right to any bonus amount under this Program, any attempt by such an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated bonus amount shall be void and neither OCC nor any of its subsidiaries shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any such employee who might anticipate a bonus under this Program.


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Nothing in this Program shall confer upon any employee any right to continue in the employment of OC or any subsidiary or limit in any way the right of OC or any subsidiary to terminate the employment of the employee at any time.

This Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of OCC or any of its subsidiaries for payment of any bonus amount under this Program. No employee or any other person shall have any interest in any particular assets of OCC or any of its subsidiaries by reason of the right to receive a bonus payment under this Program and any such employee or any such other person shall have only the rights of a general unsecured creditor of OC or its applicable subsidiary regarding his or her rights under this Program.

OC reserves the right to amend or terminate the Program (in its sole discretion) by action of the Compensation Committee. A termination of the Program shall cause a discontinuance or ineligibility of any bonus amounts for which the eligibility requirements have not been met at the time of termination. Any amendment made to the Program shall be effective as of the date such amendment is adopted and no such amendment shall adversely affect the rights of any employee to bonus amounts for which the eligibility requirements have been met prior to the adoption of such amendment unless otherwise specified in such amendment.


For purposes of the following paragraphs, "Change in Control" means:

(a) Any event that is defined as a "change in control" (or analogous term) under any other written agreement with OCC or any other Group Member, but only to the extent specified in that other agreement; or

(b) Any transaction (or series of related transactions) that results in the merger or consolidation of OCC or the exchange of common shares of OCC for the securities of another entity (other than a Group Member) that has acquired OCC's assets or which is in control (as defined in Section 368 (c) of the Code) of an entity that has acquired OCC's assets but only if (i) immediately after the transaction (or the end of a series of related transactions) the persons who owned a majority of the voting power of OCC immediately before the transaction (or the beginning of a series of related transactions) own less than a majority of the voting power of OCC and (ii) the terms of the transaction (or series of related transactions) are binding on all holders of the common shares of OCC (except to the extent that dissenting shareholders are entitled to relief under applicable law.)

Unless otherwise specified in a separate agreement between OCC
(or any other Group Member) and the participant, including the agreement Program establishing the terms of a participant's Corporate Performance award or Individual Performance award, if a Change in Control occurs during the Program, each participant shall be eligible to receive a pro-rata portion of the bonus that could have been earned by such participant under the Program during which the Change in Control occurs, which shall be determined and paid as follows:

(a) As soon as practicable following the Change in Control, the Compensation Committee will determine the extent to which the performance objectives applicable to the participant's


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Corporate Performance and/or business unit performance criteria have been satisfied through the date of the Change in Control and, on that basis, will determine the amount of the bonus that would have been paid to the participant for the full Program. The extent to which the performance objectives have been met will be based, to the extent applicable, on the most recently disclosed financial statements of OCC preceding the date on which the Change in Control occurred.

(b) As soon as practicable following the Change in Control, the Compensation Committee will determine the extent to which the Individual Performance criteria applicable to the participant's Individual Performance criteria have been satisfied through the date of the Change in Control and, on that basis, will determine the amount of the Individual Performance component that would have been paid to the participant for the full Program.

(c) The Committee will then multiply the sum of the amounts determined in accordance with Sections (a) and (b) by a fraction, the numerator of which is the number of whole calendar months during the period beginning on the first day of the Program and ending on the last day of the month during which the Change in Control occurs and the denominator of which is the number of whole calendar months in the full Program.

(d) Such resulting bonus if any, shall be paid as soon as administratively feasible following the date on which the Change in Control occurs; provided, however, that such bonus shall be paid no later than the later of (i) the 15th day of the third month following the participant's first taxable year in which such bonus is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of Section 409A of the Code) in which such bonus is no longer subject to a substantial risk of forfeiture.

Subject to any other written agreement to the contrary between OCC (or any other Group Member) and the participant which implicitly or explicitly encompasses this Program, including any agreement establishing the terms of a participant's Corporate Performance criteria or Individual Performance criteria, if the sum of the amounts payable under this criteria and those provided under all other plans, programs, or agreements between the participant and OCC or any other Group Member generate a loss of deduction under Section 280G of the Internal Revenue Code ("Code") or an excise tax under Section 4999 of the Code, OCC will reduce the amounts paid to the participant under this Program, so that his or her total "parachute payment" as defined in Section 280G(b)(2)(A) of the Code under this and any and all other plans, programs or agreements between the participant and the Company or any other Group Member will be $1.00 less than the amount that would generate a loss of deduction under Section 280G of the Code and an excise tax under Section 4999 of the Code. If the reduction in the preceding sentence applies, the participant may be permitted to specify how (and against which plans, programs and agreements) the reduction is to be applied.


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